45 First Avenue, Waltham, MA 02451
t: +1 781.522.6000 f: +1 781.522.6050
info@eurositepower.co.uk www.eurositepower.co.uk

EuroSite Power Announces Substantial Reduction in Debt

WALTHAM, Mass., July 5, 2016 -- EuroSite Power Inc. (OTCQX: EUSP, the "Company"), an On-Site Utility solutions provider, offering clean electricity, heat, hot water and cooling solutions to healthcare, hospitality, housing and leisure centers in the United Kingdom (UK) and Europe, is pleased to announce the near complete elimination of the company's outstanding convertible debt via conversion to common equity.

Speaking about the debt conversion, Chief Executive Officer Dr. Elias Samaras noted, "When taken in conjunction with the $7.25 million raised via private placement last month and elimination of the $2 million related party note, this substantial reduction in our convertible debt is further demonstration of management's commitment to balance sheet strength. Moving forward, EuroSite Power is now operating essentially unencumbered, a compelling position for both current and potential new shareholders."

In total, 3,909,260 EuroSite Power common shares were issued at $0.54 per share in exchange for $2,100,000 in 4% Senior Convertible Debt principal as well as certain accrued and unpaid interest of which $1,800,000 was due in June 2017 and the remaining $300,000 due in June 2018. Following the completion of this conversion, just $300,000 in 4% Senior Convertible Debt, due June 14, 2017, remains outstanding.

On-Site Utility

EuroSite Power sells the energy produced from an onsite energy system to an individual property as an alternative to the outright sale of energy equipment. On-Site Utility solution customers only pay for the energy produced by the system and receive a guaranteed discount rate on the price of the energy. All system capital, installation, operating expenses and support are paid by EuroSite Power.

About EuroSite Power

EuroSite Power Inc. is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by conventional energy suppliers - without any capital or start-up costs to the energy user - through On-Site Utility energy solutions. For more information about our unique efficient power solutions please visit www.eurositepower.co.uk and follow us on Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings, including its annual report on Form 10-K for the fiscal year ended December 31, 2015. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:	Media Contact:
Ariel F. Babcock, CFA	Paul Hamblyn
EuroSite Power Inc.	EuroSite Power Inc.
+1 781.466.6413	+44 792.085.9540
ariel.babcock@eurositepower.co.uk	paul.hamblyn@eurositepower.co.uk